EXHIBIT 4.1













                   NETTER DIGITAL ENTERTAINMENT, INC.
                         1995 STOCK OPTION PLAN

1.     PURPOSE.   This Stock Option Plan (the "Plan") is intended to serve as an incentive to, and to encourage stock ownership by certain eligible participants rendering services to Netter Digital Entertainment, Inc., a Delaware corporation, and certain affiliates as set forth below (the "Corporation"), so that they may acquire or increase their proprietary interest in the Corporation and to encourage them to remain in the service of the Corporation.

2.     ADMINISTRATION.

       2.1	Committee.  The Plan shall be administered by a committee of two or more outside directors appointed by the Board of Directors of the Corporation (the "Committee"). The Committee shall select one of its members as Chairman and shall appoint a Secretary, who need not be a member of the Committee. The Committee shall hold meetings at such times and places as it may determine and minutes of such meetings shall be recorded. Acts by a majority of the Committee in a meeting at which a quorum is present and acts approved in writing by a majority of the members of the Committee shall be valid acts of the Committee. Each member of the Committee shall be also "disinterested, " as that term is defined in Rule 16b-3 promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934 ("Rule 16b-3") meaning for purposes of this Plan, that no director may be a member of the Committee if that director has received any discretionary grant or award under any of the Corporation's stock or securities plans, including this Plan, during (i) the one year period prior to the director's serving on the Committee, or (ii) during the period of such director's service on the Committee.

       2.2 Formula Grants, to Non-Employee Directors. Notwithstanding the other provisions of this Plan regarding the grant of options, options shall be granted to non-employee Directors of the Corporation (other than Geoffrey Talbot) as follows:

            2.2.1	Options to acquire 30,000 shares of Stock (as defined
below) shall be granted to each such Director of the Corporation within six months after taking office as a member of the Board of Directors of the Corporation. Each such Director shall receive additional options to acquire 10,000 shares of Stock (as defined below) on the first anniversary of the Director taking office and another set of options to acquire 10,000 shares of Stock (as defined below) on the second anniversary of the Director taking office, provided the Director still holds office on that anniversary date.

            2.2.2	The exercise price for options granted pursuant to this
Section 2.2 shall be the fair market value of the Stock, as determined by the Committee, on the date of grant, unless a higher price is required by applicable securities or tax laws; and

            2.2.3 This Section 2.2 shall not be modified more often than once every six months, except as may be necessary or advisable to comport with the requirements of any applicable law or regulation.

       2.3 Term. If the Board of Directors selects a Committee, the members of the Committee shall serve on the Committee for the period of time determined by the Board of Directors and shall be subject to removal by the Board of Directors at any time. The Board of Directors may terminate the function of the Committee at any time and resume all powers and authority previously delegated to the Committee.

       2.4 Authority. The Committee shall have sole discretion and authority to grant options under the Plan to eligible participants rendering services to the Corporation or any " parent " or " subsidiary " of the Corporation, as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") ("Parent or Subsidiary"), at such times, under such terms and in such amounts as it may decide. For purposes of this Plan and any Stock Option Agreement (as defined below), the term "Corporation" shall include any Parent or Subsidiary, if applicable. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it, to determine the details and provisions of any Stock Option Agreement, to accelerate any options and to make all other determinations necessary and advisable for the administration of the Plan.

       2.5	Type of Option.  The Committee shall have full authority and discretion to determine, and shall specify, whether the eligible individual will be granted options intended to qualify as incentive options under Section 422 of the Code ("Incentive Options") or options which are not intended to qualify under Section 422 of the Code ("Non-Qualified Options"); provided, however, that Incentive Options shall only be granted to employees of the Corporation, or a Parent or Subsidiary thereof, and shall be subject to the special limitations set forth herein attributable to Incentive Options.

      	2.6	Interpretation. The interpretation and construction by the
Committee of any provisions of the Plan or of any option granted under the Plan shall be final and binding on all parties having an interest in this Plan or any option granted hereunder. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

3.     ELIGIBILITY.

       3.1	General.  All directors, officers, employees of and certain
persons rendering services to the Corporation relative to the Corporation's management, operation or development shall be eligible to receive options under the Plan. The selection of recipients of options shall be within the sole and absolute discretion of the Committee. No person shall be granted an Incentive Option under this Plan unless such person is an employee of the Corporation on the date of grant. No person shall be granted an option under this Plan unless such person has executed the grant representation letter set forth on Exhibit "A," as such Exhibit may be amended by the Committee from time to time.

       3.2 	Termination of Eligibility.

             3.2.1	If an optionee ceases to be employed by the
Corporation, is no longer an officer or member of the Board of Directors of the Corporation, or no longer performs services for the Corporation for any reason (other than for "cause, " as hereinafter defined, or such optionee's death), any option granted hereunder to such optionee shall expire on the 90th day after the occurrence giving rise to such termination of eligibility (or 1 year in the event an optionee is "disabled," as defined in Section 22(e)(3) of the Code) or upon the date it expires by its terms, whichever is earlier.
Any option that has not vested in the optionee as of the date of such termination shall immediately expire and shall be null and void. The
Committee shall, in its sole and absolute discretion, decide whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section.

             3.2.2	If an optionee ceases to be employed by the
Corporation, is no longer an officer or member of the Board of Directors of the Corporation, or no longer performs services for the Corporation and such termination is as a result of "cause, " as hereinafter defined, then all options granted hereunder to such optionee shall expire on the date of the occurrence giving rise to such termination of eligibility or upon the date it expires by its terms, whichever is earlier, and such optionee shall have no rights with respect to any unexercised options. For purposes of this Plan, "cause" shall mean an optionee's personal dishonesty, misconduct, breach of fiduciary duty, incompetence, intentional failure to perform stated obligations, willful violation of any law, rule, regulation or final cease and desist order, or any material breach of any provision of this Plan, any Stock Option Agreement or any employment agreement.

       3.3	Death of Optionee and Transfer of Option.  In the event an optionee shall die, an option may be exercised (subject to the condition that no option shall be exercisable after its expiration and only to the extent that the optionee's right to exercise such option had accrued at the time of the optionee's death) at any time within six months after the optionee's death by the executors or administrators of the optionee or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance.  Any option that has not vested in the optionee as of the date of death or termination of employment, whichever is earlier, shall immediately expire and shall be null and void. No option shall be transferable by the optionee other than by will or the laws of intestate succession.

       3.4	 Limitation on Incentive Qptions.  No person shall be granted any
Incentive Option to the extent that the aggregate fair market value of the Stock (as defined below) to which such options are exercisable for the first time by the optionee during any calendar year (under all plans of the Corporation as determined under Section 422(d) of the Code) exceeds $100,000.


       3.5	Limitation on Number of Options. No person shall be granted in any calendar year options to acquire more than 50,000 shares of Stock.

4.	    IDENTIFICATION OF STOCK.  The Stock, as defined herein, subject to the options shall be shares of the Corporation's authorized but unissued or acquired or reacquired common stock (the "Stock"). The aggregate number of shares subject to outstanding options shall not exceed 500,000 shares of Stock (subject to adjustment as provided in Section 6). If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

5.	    TERMS AND CONDITIONS OF OPTIONS.  Any option granted pursuant to the
Plan shall be evidenced by an agreement ("Stock Option Agreement") in such form as the Committee shall from time to time determine, which agreement shall comply with and be subject to the following terms and conditions:

       5.1	Number of Shares.  Each option shall state the number of shares of Stock to which it pertains.

       5.2	 Option Exercise Price.  Each option shall state the option
exercise price, which shall be determined by the Committee; provided, however, that (i) the exercise price of any Incentive Option shall not be less than the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, (ii) the exercise price of any Incentive Option granted to an employee who owns more than 10% of the total combined voting power of all classes of the Corporation's stock, as determined for purposes of Section 422 of the Code, shall not be less than 110% of the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, and
(iii) the exercise price of any Non-Qualified Option shall not be less than the fair market value of the Stock, as determined by the Committee, on the date of grant of such option.


       5.3	 Term of Option.  The term of an option granted hereunder shall be determined by the Committee at the time of grant, but shall not exceed ten years from the date of the grant. The term of any Incentive Option granted to an employee who owns more than 10% of the total combined voting power of all classes of the Corporation's stock, as determined for purposes of Section 422 of the Code, shall in no event exceed five years from the date of grant. All options shall be subject to early termination as set forth in this Plan. In no event shall any option be exercisable after the expiration of its term.

       5.4	 Method of Exercise.  An option shall be exercised by written notice to the Corporation by the optionee (or successor in the event of death) and execution by the optionee of an exercise representation letter in the form set forth on Exhibit ''B" as such Exhibit may be amended by the Committee from time to time. Such written notice shall state the number of shares with respect to which the option is being exercised and designate a time, during normal business hours of the Corporation, for the delivery thereof ("Exercise Date"), which time shall be at least 30 days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Corporation shall deliver to the optionee at the principal office of the Corporation, or such other appropriate place as may be determined by the Committee, a certificate or certificates for such shares. Notwithstanding the foregoing, the Corporation may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event an option shall be exercisable by any person other than the optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such person to exercise the option.

       5.5 Medium qnd Time of Payment. The option exercise price shall be payable in full on or before the option Exercise Date in any one of the following alternative forms:

	           5.5.1 	Full payment in cash or certified bank or cashier's check;

            5.5.2 	A Promissory Note (as defined below);

            5.5.3 Full payment in shares of Stock or other securities of the Corporation having a fair market value on the Exercise Date in the amount equal to the option exercise price;

            5.5.4 A combination of the consideration set forth in Sections 5.4.1, 5.4.2 and 5.4.3 equal to the option exercise price; or

            5.5.5 Any other method of payment complying with the provisions of Section 422 of the Code with respect to Incentive Options, provided the terms of payment are established by the Committee at the time of grant and any other method of payment established by the Committee with respect to Non-Qualified Options.

       5.6 Fair Market Value. The fair market value of a share of Stock on any relevant date shall be determined in accordance with the following provisions:

            5.6.1 	If the Stock or other security of the Corporation at
the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate.


            5.6.2	 If the Stock or other security of the Corporation is
not at the time listed or admitted to trading on any stock exchange but is traded in the over-the market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of Stock or other security of the Corporation on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Stock or other security of the Corporation on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

            5.6.3	If the Stock or other security of the Corporation is at
the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Stock or other security of the Corporation on the date in question on the stock exchange determined by the Committee to be the primary market for the Stock or other security of the Corporation, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Stock or other security of the Corporation on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

       5.7	 Promissory Note.  Subject to the requirements of applicable state or Federal law or margin requirements, and if provided in the Stock Option Agreement, payment of all or part of the purchase price of the Stock may be made by delivery of a full recourse promissory note ("Promissory
Note"). The Promissory Note shall be executed by the optionee, made payable to the Corporation and bear interest at such rate as the Committee shall determine, but in no case less than the minimum rate which will not cause under the Code (i) interest to be imputed, (ii) original issue discount to exist, or
(iii) any other similar results to occur. Unless otherwise determined by the Committee, interest on the Note shall be payable in quarterly installments on March 31, June 30, September 30 and December 31 of each year. A Promissory Note shall contain such other terms and conditions as may be determined by the Committee; provided, however, that the full principal amount of the Promissory Note and all unpaid interest accrued thereon shall be due not later than five years from the date of exercise. The Corporation may obtain from the optionee a security interest in all shares of Stock issued to the optionee under the Plan for the purpose of securing payment under the Promissory Note and may retain possession of the stock certificates representing such shares in order to perfect its security interest.

       5.8	 Rights as a Shareholder.  An optionee or successor shall have no rights as a shareholder with respect to any Stock underlying any option until the date of the issuance to such optionee of a certificate for such Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 6.

       5.9	 Modification, Extension and Renewal of Options.  Subject to the
terms and conditions of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (to the extent not exercised) and authorize the granting of new options in substitution therefor.

       5.10	Vesting and Restrictions.  The Committee shall have complete authority and discretion to set the terms, conditions, restrictions, vesting schedules and other provisions of any option in the applicable Stock Option Agreement. In addition, the Committee shall have complete authority to require conditions and restrictions on any Stock issued pursuant to this Plan.

       5.11	Other Provisions.  The Stock Option Agreements shall contain such other provisions as the Committee shall deem advisable.

6.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

       6.1 	Subdivision or Consolidation.  Subject to any required action by shareholders of the Corporation, the number of shares of Stock covered by each outstanding option, and the exercise price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Any fraction of a share subject to option that would otherwise result from an adjustment pursuant to this Section shall be rounded downward to the next full number of shares without other compensation or consideration to the holder of such option.

       6.2 Capital Transactions. Upon a sale or exchange of all or substantially all of the assets of the Corporation, a merger or consolidation in which the Corporation is not the surviving corporation, a merger, reorganization or consolidation in which the Corporation is the surviving corporation and shareholders of the Corporation exchange their stock for securities or property, a liquidation of the Corporation, or similar transaction ("Capital Transaction"), this Plan and each option issued under this Plan, whether vested or unvested, shall terminate, unless such options are assumed by a successor corporation in a merger or consolidation or otherwise determined by the Committee, 15 days prior to such Capital Transaction; provided, however, that unless the outstanding options are assumed by a successor corporation in a merger or consolidation, subject to terms approved by the Committee, all optionees will have the right, until 15 days prior to such Capital Transaction, to exercise all vested options. Notwithstanding the foregoing, in the event there is a merger or consolidation where the Corporation is not the surviving corporation, all options granted under this Plan shall vest 30 days prior to such merger or consolidation unless such options are assumed by the successor corporation in such merger or consolidation. The Committee may (but shall not be obligated to) (i) accelerate the vesting of any option or (ii) apply the foregoing provisions, including but not limited to termination of this Plan and options granted pursuant to the Plan, in the event there is a sale of 51 % or more of the stock of the Corporation in any two year period or a transaction similar to a Capital Transaction.

       6.3	 Adjustments.  To the extent that the foregoing adjustments
relate to stock or securities of the Corporation, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

       6.4	 Ability to Adjust.  The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

       6.5	 Notice of Adjustment.  Whenever the Corporation shall take any action resulting in any adjustment provided for in this Section, the Corporation shall forthwith deliver notice of such action to each optionee, which notice shall set forth the, number of shares subject to the option and the exercise price thereof resulting from such adjustment.

       6.6	Limitation on Adjustments.  Any adjustment, assumption or
substitution of an Incentive Option shall comply with Section 425 of the Code, if applicable.

7.	    NONASSIGNABILITY.  Options granted under this Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of the optionee only by such optionee. Any transfer in violation of this provision shall void such option, and any Stock Option Agreement entered into by the optionee and the Corporation regarding such option shall be void and have no further force or effect. No option shall be pledged or hypothecated in any way, nor shall any option be subject to execution, attachment or similar process.

8.	    NO RIGHT OF EMPLOYMENT.  Neither the grant nor exercise of any option nor anything in this Plan shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ any optionee. The right of the Corporation and any other corporation to terminate any employee shall not be diminished or affected because an option has been granted to such employee.

9.	    TERM OF PLAN.  This Plan is effective on the date the Plan is adopted by the Board of Directors and options may be granted pursuant to the Plan from time to time within a period of ten (10) years from such date, or the date of any required shareholder approval required under the Plan, if earlier. Termination of the Plan shall not affect any option theretofore granted.

10.	   AMENDMENT OF THE PLAN.  The Board of Directors of the Corporation may,
subject to any required shareholder approval, suspend, discontinue or terminate the Plan, or revise or amend it in any respect whatsoever with respect to any shares of stock at that time not subject to options.

11.	   APPLICATION OF FUNDS.  The proceeds received by the Corporation from the sale of Stock pursuant to options may be used for general corporate purposes.

12.	   RESERVATION OF SHARES.  The Corporation, during the term of this Plan, shall at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.

13.	   NO OBLIGATION TO EXERCISE OPTION.  The granting of an option shall not impose any obligation upon the optionee to exercise such option.

14.	   APPROVAL OF BOARD OF DIRECTORS AND SHAREHOLDERS. The Plan shall not take effect until approved by the Board of Directors of the Corporation. This Plan shall be approved by a vote of the shareholders within 12 months from the date of approval by the Board of Directors. In the event such shareholder vote is not obtained, all options granted hereunder, whether vested or unvested, shall be null and void.

15.	   WITHHOLDING TAXES.  Notwithstanding anything else to the contrary in this Plan or any Stock Option Agreement, the exercise of any option shall be conditioned upon payment by such optionee in cash, or other provisions satisfactory to the Committee, of all local, state, federal or other withholding taxes applicable, in the Committee's judgment, to the exercise or to later disposition of shares acquired upon exercise of an option (including any repurchase of an option or Stock).

16    	PARACHUTE PAYMENTS.  Any outstanding option under the Plan may not be accelerated to the extent any such acceleration of such option would, when added to the present value of other payments in the nature of compensation which becomes due and payable to the optionee would result in the payment to such optionee of an excess parachute payment under Section 28OG of the Code. The existence of any such xcess parachute payment shall be determined in the sole and absolute discretion of the Committee.

17.	   SECURITIES LAWS COMPLIANCE.  Notwithstanding anything contained herein, the Corporation shall not be obligated to grant any option under this Plan or to sell, issue or effect any transfer of any Stock unless such grant, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Securities Act of 1933, as amended (the "Act"), and
(ii) qualified or exempt from qualification under the California Corporate Securities Law of 1968 and any other applicable state securities laws. As a condition to exercise of any option, each optionee shall make such representations as may be deemed appropriate by counsel to the Corporation for the Corporation to use any available exemption from registration under the Act or qualification under any applicable state securities law.

18.	   RESTRICTIVE LEGENDS.  The certificates representing the Stock issued upon exercise of options granted pursuant to this Plan will bear the following legends giving notice of restrictions on transfer under the Act and this Plan, as follows:

     	(a)		THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED OR
           TRANSFERRED IN A TRANSACTION WHICH WAS NOT REGISTERED UNDER THE
           SECURITIES ACT OF 1933, AS AMENDED, IN RELIANCE UPON AN EXEMPTION
           AFFORDED BY SUCH ACT. NO SALE OR TRANSFER OF THESE SHARES SHALL BE
           MADE, NO ATTEMPTED SALE OR TRANSFER SHALL BE VALID, AND THE ISSUER
           SHALL NOT BE REQUIRED TO GIVE ANY EFFECT, TO ANY SUCH TRANSACTION
           UNLESS (A) SUCH TRANSACTION SHALL HAVE BEEN DULY REGISTERED UNDER
           THE ACT OR (B) THE ISSUER SHALL HAVE FIRST RECEIVED AN OPINION OF
           COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

     	(b) Any other legends required by applicable state securities laws as determined by the Committee.

19.	   NOTICES.  Any notice to be given under the terms of the Plan shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to an optionee shall be addressed to such optionee a at the address maintained by the Corporation for such person or at such other address as the optionee may specify in writing to the Corporation.

As adopted by the Board of Directors on September 13, 1995.

                               NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation

                               By: /s/ Douglas Netter
                                   ------------------------------
                                   Douglas Netter
                               				Chairman of the Board, President and CEO






                                   EXHIBIT A

                               ______________, 1995


Netter Digital Entertainment, Inc.
5200 Lankershim Blvd., Suite 230
North Hollywood, CA 91601

Re: 1995 Stock Option Plan

To Whom It May Concern:

This letter is delivered to Netter Digital Entertainment, Inc., a Delaware corporation(the "Corporation"), in connection with the grant to
______________________ 	(the "Optionee") of an option (the "Option") to
purchase _________	shares of common stock of the Corporation (the "Stock")
pursuant to the Netter Digital Entertainment, Inc. 1995 Stock Option Plan dated September __, 1995 (the "Plan"). The Optionee understands that the Corporation's receipt of this letter executed by the Optionee is a condition to the Corporation's willingness to grant the Option to the Optionee.

The Optionee acknowledges that the grant of the Option by the Corporation is in lieu of any and all other promises of the Corporation to the Optionee, whether written or oral, express or implied, regarding the grant of options or other rights to acquire Stock. Accordingly, in anticipation of the grant of the Option, the Optionee hereby relinquishes all rights to such other rights, if any, to acquire stock of the Corporation.

In addition, the Optionee makes the following representations and warranties with the understanding that the Corporation will rely upon them in the Corporation's determination of whether the grant of the Option meets the requirements of the "private offering" exemption provided in Section 25102(f) of the California Corporations Code and certain exemptions provided under the Securities Act of 1933, as amended.

     1.	The Optionee acknowledges receipt of a copy of the Plan and Agreement.
The Optionee has carefully reviewed the Plan and Agreement.

     2.	The Option and the Stock will be acquired by the Optionee for investment only, for the Optionee's own account, and not with a view to or for sale in connection with any distribution of the Option or the Stock. The Optionee will not take, or cause to be taken, any action which would cause the Optionee, or any entity or person affiliated with the Optionee, to be deemed an underwriter with respect to the Option or the Stock.

     3.	The Optionee either:

        a.	has a preexisting personal or business relationship with the
Corporation or any of its officers, directors or controlling persons of a nature and duration as would allow the Optionee to be aware of the character, business acumen, general business and financial circumstances of the Corporation or of the person with whom such relationship exists; or

        b.	by reason of the Optionee's business or financial experience, or the business or financial experience of the Optionee's professional advisor who is unaffiliated with and is not compensated by the Corporation or any affiliate or selling agent of the Corporation, directly or indirectly, the Optionee has the capacity to protect the Optionee's interests in connection with the grant of the Option and the purchase of the Stock.

     4.	The Optionee acknowledges that an investment in the Corporation represents a speculative investment and a high degree of risk. The Optionee acknowledges that the Optionee has had the opportunity to obtain and review all information from the Corporation necessary to make a reasonably informed investment decision and that the Optionee has had all questions asked of the Corporation answered to the reasonable satisfaction of the Optionee. The Optionee is able to bear the economic risk of an investment in the Option and the Stock.

     5. The grant of the Option has not been accompanied by the publication of any advertisement.

     6.	The Optionee understands and acknowledges that the Stock has not been, and will not be registered under the Securities Act of 1933, as amended, or qualified under the California Corporate Securities Law of 1968. The Optionee understands and acknowledges that the Stock may not be sold without compliance with the registration requirements of federal and applicable state securities laws unless an exemption from such laws is available. The Optionee understands that the Certificate representing the Stock shall bear the legends set forth in the Plan.

     7.	The Optionee understands and acknowledges that the Option and the
Stock are subject to the terms and conditions of the Plan.

     8.	The Optionee understands and agrees that, at the time
of exercise of any part of the Option for Stock, the Optionee may be required to provide the Corporation with additional representations, warranties and/or covenants similar to those contained in this letter.

     9.	The Optionee is a resident of the State of __________________.

     10.	The Optionee will notify the Corporation immediately of any change in the above information which occurs before the Option is exercised in full by the Optionee.

The foregoing representations and warranties are given on______________,1995 at
_______________.

                            OPTIONEE:


              					         _______________________________



                           Exhibit A - Page 3




                            EXHIBIT B

                     ___________________ , 1995


Netter Digital Entertainment, Inc.
5200 Lankershim Blvd., Suite 230
North Hollywood, CA 91601

              Re:  1995 Stock Option Plan

To Whom It May Concern:

     I (the "Optionee") hereby exercise my right to purchase ______ shares of common stock (the "Stock") of Netter Digital Entertainment, Inc., a Delaware corporation (the "Corporation"), pursuant to, and in accordance with, the Netter Digital Entertainment, Inc. Stock Option Plan dated September ___,
1995 (the "Plan") and Stock Option Agreement (the "Agreement") dated __, 1995. As provided in such Plan, I deliver herewith payment as set forth in the Plan in the amount of the aggregate option exercise price. Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name (and (spouse) , as (style of vesting))

     The Optionee hereby represents as follows:

     1. The Optionee acknowledges receipt of a copy of the Plan and Agreement. The Optionee has carefully reviewed the Plan and Agreement.

     2.	The Optionee either:

       (a) has a preexisting personal or business relationship with the Corporation or any of its officers, directors or controlling persons of a nature and duration as would allow the undersigned to be aware of the character, business acumen, general business and financial circumstances of the Corporation or of the person with whom such relationship exists; or

       (b)	by reason of the Optionee's business or financial experience or the business or financial experience of the Optionee's professional advisor(s) who is (are) unaffiliated with and is (are) not compensated by the Corporation or any affiliate or selling agent of the Corporation, directly or indirectly, has the capacity to protect the Optionee's interests in connection with the purchase of nonqualified stock options of the Corporation and Stock issuable upon the exercise thereof.


                            Exhibit B - Page 1


     3.	The Optionee is able to bear the economic risk of his investment in the stock options of the Corporation and an investment in the Stock issuable upon exercise thereof.

     4.	The Optionee acknowledges that an investment in the Corporation represents a speculative investment and a high degree of risk. The Optionee acknowledges that the Optionee has had the opportunity to obtain and review all information from the Corporation necessary to make a reasonably informed investment decision and that the Optionee has had all questions asked of the Corporation answered to the reasonable satisfaction of the Optionee.

     5.	The grant of Options for Stock and the exercise of the Options has not been accompanied by the publication of any advertisement.

     6.	The Optionee understands and acknowledges that the Stock has not, and will not, be registered under the Securities Act of 1933, as amended, or qualified under the California Securities Law of 1968. The Optionee understands and acknowledges that the Stock may not be sold without compliance with the registration and qualification requirements of federal and applicable state securities laws unless exemptions from such laws are available. The Optionee understands that the certificates representing the Stock shall bear the legends set forth in the Plan.

     7.	The Optionee is a resident of the State of _________________.

     8.	The Optionee hereby is purchasing for the Optionee's own account and not with a view to or for sale in connection with any distribution of the nonqualified stock options of the Corporation or any Stock issuable upon exercise thereof.

The foregoing representations and warranties are given on__________________, 1995 at _______________.


                                OPTIONEE:

                						          __________________________________



                          Exhibit B - Page 2






                              EXHIBIT "C"


                   INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") is made by and between Netter Digital Entertainment, Inc., a Delaware corporation, (the
"Corporation"), and (the " Optionee").

NOW, THEREFORE, in consideration of the mutual benefit to be derived here the Corporation and Optionee agree as follows:

     1. Grant of Option. The Corporation hereby grants to Optionee, subject to all the terms and provisions of the Netter Digital Entertainment, Inc. Incentive Stock Option Plan dated September 25, 1996, as such Plan may be hereinafter amended, a copy of which is attached hereto and incorporated herein by this reference (the "Plan"), the right, privilege and option ("Option") to purchase hares of its common stock ("Stock") at $ ____ per share, in the manner and subject to the conditions provided hereinafter and in the Plan and anyamendments thereto and any rules and regulations thereunder.

     2.	Time of Exercise of Option.  Option shall vest in Optionee and may be
exercised by Optionee as set forth on Exhibit "A" hereto.   Any exercise may be
with respect to any part or all of the shares then exercisable pursuant to such Option. Such Option must be exercised within the earlier of (i) 10 years (5 years for 10% shareholders as defined in the Plan) after the date of the grant, or (ii) except as set forth in Section 3.2.2 of the Plan, 90 days after, Optionee's termination of employment with either the Corporation, or a Parent or Subsidiary thereof; provided, however, such rights shall be extended as more fully set forth in Section 3.3 of the Plan in the case of Optionee's death. In no event shall the Corporation be required to transfer fractional shares to Optionee or those entitled to Optionee's rights herein.

     3.	Method of Exercise.  The Option shall be exercised by Optionee as set forth in Sections 5.4 and 5.5 of the Plan.

     4.	Restrictions on Exercise and Delivery.  The exercise of each Option shall be subject to the condition that, if at any time the Committee shall determine, in its sole and absolute discretion,

(a)	the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

(b)	the listing, registration, Or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

(c)	the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto,

then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Optionee shall execute such documents and take such other actions as are required by the Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Corporation nor any officer or director, or member of the Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

     5. Termination of Option. Except as otherwise provided in this Agreement or the Plan, to the extent not previously exercised, the Option shall terminate upon the first to occur of any of the following events:

(a) 	the dissolution or liquidation of the Corporation;


(b) 	The expiration of 10 years (5 years for 10% shareholders as defined in the
Plan) from the date of the grant of the Option hereunder;


(c) 	the breach by Optionee of any provision of this Agreement;


(d) 	as more fully set forth in Section 3.2 of the Plan, 90 days after termination of employment;


(e) 	as more fully set forth in Section 3.3 of the Plan, six months after an
Optionee's death;


(f)	as more fully set forth in Section 6.2 of the Plan, *in the event of a
Capital Transaction.


     6.	Nonassignability.  Options may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Optionee only by Optionee. Any transfer by Optionee of any Option granted under the Plan or this Agreement shall void such Option and the Corporation shall have no further obligation with respect to such Option. No Option shall be pledged or hypothecated in any way, nor shall any Option be subject to execution, attachment or similar process.

     7.	Restrictions on Transfer of Shares Acquired.  Optionee represents and warrants to the Corporation that Optionee understands that, as of the date of this Agreement, (a) the Stock issuable upon exercise of the Option has not been registered under the Securities Act of 1933, as amended (the "Act") or qualified under any applicable state securities laws and the Stock must be held indefinitely unless subsequently registered and qualified thereunder or an exemption from registration and qualification is available, (b) the Corporation has made no agreements, covenants or undertakings whatsoever (i) to register under the Act or any applicable securities laws the Stock issuable upon exercise of this Option, or (ii) about the availability of any exemption under the Act (including Rule 144 of the Act) or applicable state securities laws and (c) there is no public market for the Stock of the Corporation and that such a market may never develop. Optionee further represents and warrants to the Corporation that he will not transfer the Stock in violation of the provisions of any applicable securities statute or regulation.

     8.	Representation Letter.  Upon the grant of the Option and execution of this Agreement, the Optionee will deliver to the Corporation the grant representation letter set forth on Exhibit "A" of the Plan, as such Exhibit may be amended by the Committee from time to time. Upon exercise of the Option, the Optionee will deliver to the Corporation the exercise representation letter set forth on Exhibit "B" of the Plan, as such Exhibit may be amended by the Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

     9.	Restrictive Legends.  Each certificate evidencing the shares acquired hereunder, including any certificate issued to any transferee thereof, shall be imprinted with legends substantially in the form set forth in the Plan.

     10.	Rights as Shareholder.  Neither Optionee nor his executor,
administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Corporation in respect of the Stock unless and until certificates representing such Stock shall have been issued in Optionee's name.

     11.	No Right of Employment.  Neither the grant nor exercise of any Option nor anything in the Plan or this Agreement shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ any
Optionee. The right of the Corporation and any other corporation to terminate any employee shall not be diminished or affected because an Option has been granted to such employee.


     12.	Mandatory Arbitration.  In the event of any dispute between the
Corporation and Optionee regarding this Agreement or the Plan, the dispute and any issue as to the arbitrability of such dispute, shall be settled to the exclusion of a court of law, by arbitration in San Diego, California, by a panel of three arbitrators (each party shall choose one arbitrator and the third shall be chosen by the two arbitrators so selected) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of a majority of the arbitrators shall be final and binding upon the parties. All costs of the arbitration and the fees of the arbitrators shall be allocated between the parties as determined by a majority of the arbitrators, it being the intention of the parties that the prevailing party in such a proceeding be made whole with respect to its expenses.

     13.	Definitions.  Capitalized terms shall have the meaning set forth in the Plan unless otherwise defined herein.

     14.	Notices.  Any notice to be given under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Corporation for such person or at such other address as the Optionee may specify in writing to the Corporation.

     15.	Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Corporation, its successors and assigns.

     16.	Governing Law.  This Agreement shall be governed by the laws of the
State of California.

     17.	Descriptive Headings.  Titles to Sections are solely for information purposes.

     18.	Application of Plan.  The Corporation has delivered and the Optionee hereby acknowledges receipt of a copy of the Plan. The parties agree and acknowledge that the Option granted hereunder is granted pursuant to the Plan and subject to the term and provisions thereof, and the rights of the
Optionee are subject to modifications and termination in certain events as provided in the Plan.


IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be March _, 1996.


                                Netter Digital Entertainment, Inc., a
                                Delaware corporation

                                By:_________________________
                                Its:_________________________

                        								OPTIONEE



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